Exhibit 10.1

EQT CORPORATION

FORM OF SHORT-TERM INCENTIVE PLAN

EQT CORPORATION (the “Company”) hereby establishes this EQT CORPORATION 20[ ] SHORT-TERM INCENTIVE PLAN (the “Plan”) effective as of the Effective Date (as defined in Appendix A), in accordance with the terms provided herein.

WHEREAS, the Company desires to establish an incentive plan which describes the goals of the Company and the methodology for awarding incentive amounts;

NOW, THEREFORE, the Company hereby adopts the terms of the Plan as follows:

Section 1.     Incentive Program Purposes. The Company’s main purposes in providing the incentive program described within the Plan (the “Incentive Program”) are to maintain a competitive level of total cash compensation and to align the interests of the Company’s employees with those of the Company’s shareholders and customers and with the strategic objectives of the Company. By placing a portion of employee compensation at risk, the Company can reward performance based on the overall performance of the Company, and the individual contribution of each employee.

Section 2.     Effective Date. The Plan is effective as of the Effective Date and will remain in effect for the Plan Year, unless earlier replaced or terminated in accordance with Section 18 or the occurrence of a Change of Control as provided in Section 14, or unless adopted with respect to future calendar years.

Section 3.     Eligibility. To be eligible for the Incentive Program in the Plan Year, employees must execute an Alternative Dispute Resolution Program Agreement and related documents on or before deadlines established by the Company. Additional eligibility requirements for the Incentive Program may be proposed from time to time by the appropriate business segment or functional officer and approved by the Company’s Chief Human Resources Officer (“CHRO”). Based upon such eligibility requirements, the Company’s CHRO or the Company’s Director Compensation & Payroll, as applicable, may designate any eligible employee for participation in the Plan in his or her complete and sole discretion. Following initial designation of eligible employees in the Plan Year, an eligible employee will be notified in writing of his or her participation, and a Plan document will be made available to all eligible employees.

Section 4.     Administration of the Plan. The Company’s Director Compensation & Payroll shall administer the Incentive Program under the general direction of the Company’s CHRO; provided, however, that the Management Development and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) shall at all times retain the discretion with respect to the Incentive Program to increase, reduce, eliminate or determine the source of any payment or award hereunder without regard to any particular factors specified in the Plan. On an annual basis, the Committee must review and approve (a) the Plan, (b) the methodology for determining the incentive pool, including the financial and operational and efficiency measures, as defined on Attachment A hereto, and (c) the projected payout under the Plan and under the Incentive Program. The Committee must also review and approve any proposed amendments to the Plan throughout the Plan Year. In the event no Company employee holds the title of Director Compensation & Payroll, the CHRO may perform the responsibilities and exercise the authorities of the Director Compensation & Payrolll contemplated hereunder or may designate another employee to fulfill such role.

Section 5.     Incentive Program. The following Incentive Program shall be administered under the Plan: the EQT Corporation Short-Term Incentive Program.

Section 6.     Definitions. Definitions of certain terms used in the Plan, including definitions of financial and operational and efficiency measures identified in Section 7 of the Plan, as may be used in the Incentive Program, are set forth on Attachment A hereto.

Section 7.     Determination of Incentive Pools.

(a)	The Incentive Program provides for incentive payments that are funded based on an incentive pool. The base amount of the incentive pool shall be determined by the extent to which one or more specific and defined financial and operational and efficiency measures (the “Performance Measures”) are achieved for the Plan Year. For purposes of determining achievement of the Performance Measures under the Plan as set forth on Attachment B, the Performance Metrics set forth on Attachment B will be adjusted to exclude, if any event occurs after the commencement of the Plan Year that causes the Company to report discontinued operations for the Plan Year not contemplated in the Company’s business plan for the Plan Year, the components of the Performance Metrics set forth on Attachment B attributable to such discontinued operations.

(b)	The base amount of the incentive pool is determined based upon the Performance Measures listed on Attachment B. Additional adjustments are made based on the resulting payout factor and determined in accordance with the Performance Measures and weightings forth on Attachment B. Attachment C to this Plan specifies the target amount for the incentive pool, expressed as the total of all Incentive Targets, as defined in Section 8 of the Plan, of those participants in the Incentive Program. The aggregate Incentive Target set forth on Attachment C is automatically amended in the event of the addition of new hires as participants, the elimination of the targets of former participants, and participant compensation changes. No incentive pool shall exceed three (3) times the aggregate target amount set forth on Attachment C, subject to the adjustments described in the preceding sentence.

(c)	The Committee may, in its sole and absolute discretion, adjust the determination of the base amount of the pool (i) by any amount based upon earnings per share, (ii) by any amount based upon a significant safety or significant environmental event (as determined by the Committee), (iii) by any amount based upon changes to assumptions underpinning the Plan Year forecast upon which the various Performance Measures and performance targets were based, and (iv) by adjusting any Performance Measure for the impact of the prices of gas, oil and liquids and/or any extraordinary items or performance factors determined by the Committee, provided that such adjustment shall be limited to the difference between the business plan assumption upon which the Performance Measures and performance targets set forth on Attachment B were based and the actual impact of such items. Such adjustments by the Committee may be either positive or negative. Notwithstanding the forgoing, under no circumstance shall the aggregate of all incentive pools exceed 6.5% of the Company’s EBITDAX for the Plan Year, calculated without adjusting EBITDAX for the impact of the prices of gas, oil and liquids and/or any extraordinary items or performance factors.

Section 8.     Incentive Targets. Each participant under the Plan shall be given an incentive target (an “Incentive Target”). All Incentive Targets shall be determined within ninety (90) days following the commencement of each Plan Year by the Company’s Director Compensation & Payroll, in consultation with the appropriate business segment or functional officer and approved by the Company’s CHRO based on market competitive levels. Actual incentive awards payable (“Incentive Awards”), subject to adjustments as provided in the Plan, shall be based on the overall determination of the incentive pool and may be adjusted based on individual performance. Individual performance adjustments can be made by the appropriate functional officer, ranging from elimination of the Incentive Target to 150% of the Incentive Target. The CEO must approve all individual performance adjustments under the Plan and may make individual performance adjustments in excess of 150%.

Section 9.     Distributing the Incentive Pool. Incentive Awards may be earned based on the determination of the incentive pool and any adjustments for individual performance as follows:

(1)	The incentive pool is determined as described in Section 7.

(2)	The performance of each participant is reviewed by the appropriate functional officer and an adjustment based upon individual performance, as contemplated by Section 8, if any, is applied as appropriate to the participant’s original Incentive Target.

(3)	The Incentive Targets for all participants within the incentive pool, after giving effect to any individual performance adjustments described in Section 8, if any, are totaled. Each participant’s adjusted Incentive Target is then calculated as a percent of the total adjusted Incentive Targets for all participants within the incentive pool.

(4)	The percent assigned to each participant in step 3 is multiplied by the total incentive pool generated, resulting in the amount of the participant’s actual Incentive Award payable, subject to increase, reduction, elimination or substitution of the final incentive pool by the Committee as provided in Section 4.

(5)	Distributions, if any, may be paid in cash or other property, including shares of Company stock from the 2019 Long-Term Incentive Plan, the 2020 Long-Term Incentive Plan, or other source as determined by the Committee, in its discretion.

Except as provided in Sections 9(5) and 10 of the Plan, the amount of the Incentive Awards payable from the Plan, as calculated in Section 9(4) above, shall be paid in cash to participants. Payments shall be made within 2½ months following the end of the Plan Year in which the amounts are no longer subject to a substantial risk of forfeiture. An Incentive Award shall not be earned and a participant shall have no vested right, interest or entitlement to any Incentive Award hereunder, prior to its actual payment.

Section 10.   Alternate Forms of Payment. In accordance with the Company’s Equity Ownership Guidelines adopted on January 30, 2003 (as most recently amended on December 3, 2019), or any successor thereto or revision thereof, the Chair of the Board may elect to pay all or some of a participant’s Incentive Award in stock, including restricted stock subject to the similar terms and conditions as the Company’s annual restricted stock or phantom unit awards, if the participant has not satisfied the Equity Ownership Guidelines.

Section 11.   Impact on Benefit Plans. Payments under the Plan shall not be considered as earnings for purposes of the Company’s or its affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its affiliates, except to the extent specifically provided in such other plan or program.

Section 12.   Tax Consequences. It is intended that: (a) until the Incentive Award is actually paid to a participant, the participant’s right to payment of the Incentive Award shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) the Incentive Award shall be subject to employment taxes upon payment; and (c) until the Incentive Award is actually paid to a participant, the participant shall have merely an unfunded, unsecured promise to be paid the benefit if and to the extent earned, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83. It is further intended that a participant will not be in actual or constructive receipt of compensation with respect to the Incentive Award within the meaning of Code Section 451 until the Incentive Award is actually paid.

Section 13.   Change of Status. In making decisions regarding employees’ participation in the Plan, the Company’s CHRO or Director Compensation & Payroll, as applicable, may consider any factors that he or she may consider relevant in their sole discretion. The Company shall have no obligation to exercise its discretion to make an award to any employee affected by the described status changes. The following guidelines are provided as general information regarding employee status changes upon the occurrence of the events described below.

(a)	New Hires. A newly hired employee will participate in the Plan (or successor plan, as applicable) in the Plan Year following the year in which the employee is hired, unless otherwise specified in an applicable employment offer.

(b)	Involuntary Termination. No Incentive Award shall be paid to any employee whose services are terminated by the Company prior to payment of an Incentive Award; provided, however, as follows:

(i)	an employee or the estate of an employee whose employment is terminated by reason of death or long-term disability following the conclusion of the Plan Year but prior to payment of an Incentive Award shall be eligible for the payment that the deceased or disabled employee would have received had that individual been employed as of the date of the payment of an Incentive Award; and

(ii)	an employee or the estate of an employee whose employment is terminated by reason of death or long-term disability during the Plan Year may be eligible for payment of a pro-rated Incentive Award based on the employee’s amount of active service during the Plan Year and contingent upon satisfaction of the performance criteria contained in the Plan; provided, however, that the Company shall have sole discretion, subject to its obligations under applicable federal, state or local law, to determine whether or not any Incentive Award will be paid in such event.

(c)	Voluntary Termination. No Incentive Award shall be paid to an employee who voluntarily terminates, or gives formal or informal notice of termination of, his/her employment for any reason, including but not limited to resignation, retirement or job abandonment, prior to the payment of an Incentive Award.

Nothing in the Plan, in the Incentive Program or in any Incentive Target or Incentive Award shall confer any right on any employee to continue in the employ of the Company. In the event any payments are made under the guidelines provided in this Section 13, the timing of such payments shall be in accordance with the provisions of Section 9; provided, however, if the participant is a “specified employee” under Section 409A of the Code at the time of his or her separation from service, then, if required to avoid an additional tax under Section 409A of the Code, any payment of “deferred compensation” (as defined under Section 409A of the Code) payable upon separation from service may not be made until the first day following the six-month anniversary of the participant’s separation from service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Section 14.   Change of Control. In the event of a Change of Control of the Company, as then defined under the EQT Corporation 2019 Long-Term Incentive Plan (as in effect at the start of the Plan Year), or its successor, the Plan Year shall end on the date of the Change of Control, and the target Performance Measures shall be deemed to have been achieved at the “Target” level for the pro-rata portion of the calendar year that elapsed through the date of the Change of Control. In such event, any Incentive Awards earned shall be paid to participants on such pro-rata basis in accordance with the provisions set forth in Section 9 and without adjustment to any individual Incentive Targets, but subject to the Committee’s overall discretion as provided in Section 4.

Section 15.   Compensation Recoupment Policy. Any Incentive Award paid to a participant hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable to annual incentive compensation and the participant.

Section 16.   Dispute Resolution. The following is the exclusive procedure to be followed by all participants in resolving disputes arising from participation in and payments made under the Plan. Claims must be based on the payment amount under the Plan. Any claim relative to a given Plan Year must be presented to the Company’s Director Compensation & Payroll within thirty (30) days following the payment date of the Incentive Award for that Plan Year. If a participant’s claim is not presented within such thirty (30) day period, the participant’s rights in respect of a claim for payment will be forfeited. Once the Director Compensation & Payroll has received a claim, he or she will assemble a meeting to review the issue. The participants in the meeting will include the Director Compensation & Payroll, the manager of the participant with the dispute, the appropriate human resources business partner, and, if desired by the participant, a peer chosen by the participant. The participant will be given an opportunity to present his or her issues to the Director Compensation & Payroll. A decision will be rendered by the Director Compensation & Payroll within thirty (30) business days of the meeting. The Director Compensation & Payroll will be responsible for preparing a written version of the decision. This decision may be appealed to the Company’s CHRO. Appealed decisions will be reviewed by the CHRO with information requested from the appropriate parties as he or she may determine in his or her sole discretion. The decision made by the CHRO regarding the matter is final and binding on all Plan participants.

Section 17.   Amendment, Replacement or Termination of this Plan. The Company shall have the right to amend, replace or terminate the Plan at any time by written action of the Committee, provided that no employee or participant shall have any vested right, interest or entitlement to payment of any Incentive Award hereunder prior to its payment. The Company shall notify affected participants in writing of any material amendment or Plan termination.